Exhibit 10.18

ARBITRON INC.

Schedule of Non-Employee Director Compensation 1/

Annual Retainer Fee	$30,000

Board Meeting Fees (In person or	$1,500
by telephone)

Committee Chair Retainer	Audit Committee: $10,000
Other Committees: $7,500

Committee In Person Meeting Fees	$1,500

Committee Telephonic Meeting Fees	$750

Initial Option Awards	Each newly elected director will receive a one-time grant of options to purchase 15,000 shares of common stock, which options will vest and become exercisable in three equal installments of
5,000 shares over a three-year period and will expire 10 years from the date of grant.

Annual Option Awards	Beginning the year after initial election, each non-employee director will receive an annual grant of options to purchase
7,000 shares of common stock, which options will be fully vested upon grant. These options will become exercisable in full six months after the date of grant and will expire 10 years from the date of grant.

Annual Option Awards to Chairman	The Chairman of the Board of Directors will also receive an
annual grant of options to purchase 10,000 shares of common
stock, which options will be fully vested upon grant. These
options will become exercisable in full six months after the date of grant and will expire 10 years from the date of grant.

1/All cash retainer fees and meeting fees payable to directors may be partially or fully deferred at the election of each director into deferred stock units (DSUs) or may be paid at the election of each director in the form of stock options in lieu of cash.